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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      CONTACT:      The Majestic Star Casino, LLC
                                    Jon S. Bennett, Vice President and
                                    Chief Financial Officer
                                    (702) 388-2224

                                    The Majestic Star Casino, LLC
                                    Don H. Barden, Chairman and
                                    Chief Executive Officer
                                    (313) 496-2900 ext. 233


MAJESTIC STAR CLOSES ON THE
 TRUMP INDIANA ACQUISITION


December 21, 2005, LAS VEGAS, NEVADA -- The Majestic Star Casino, LLC and its affiliates (the "Company") announced today that it has completed the acquisition of Trump Indiana, Inc. ("Trump Indiana"). Effective today, the Company will own and operate two (2) casino vessels and a hotel at Buffington Harbor in Gary, IN. Under the terms of a purchase agreement dated November 3, 2005, the Company acquired Trump Indiana for a purchase price of $253 million, subject to certain adjustments.

The Company is wholly owned by Detroit businessman Don H. Barden, who is the country's first and only African American to own a national casino company. Mr. Barden, Chairman and CEO of the Company, now owns five (5) casino properties with annual revenues exceeding $500 million. The Company is one of only a handful of privately-held gaming companies in the United States.

Commenting on the closing of the acquisition, Mr. Barden said, "This was a complicated deal, but I am very pleased with the outcome. The transaction was a natural next step for us. We will immediately benefit from combining the two operations by realizing significant efficiencies. Additionally, we now control over 300 acres of land at Buffington Harbor, which creates an extraordinary development opportunity. We are positioned to become the most competitive gaming operation in the Chicagoland market."

"Initially, the Company will focus on a successful integration of Majestic Star and Majestic Star II (formerly known as Trump Indiana) and on achieving the significant cost savings and synergies identified through our due diligence process. Over time, we expect to improve our cash flow and strengthen our balance sheet. With a new source of revenue and cash flow, we expect to generate significant free cash flow to be used to reduce debt and invest in each of our properties."



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Mr. Barden continued, "I would like to take this opportunity to thank my executive management team, our investment bankers and attorneys. This was truly a team effort and we could not have closed on this deal without everyone's commitment and tenacity. I want to welcome the Trump Indiana team members to the Company. We look forward to a long and mutually rewarding relationship."

The Majestic Star Casino, LLC is a multi-jurisdictional gaming company. Majestic also owns and operates a Fitzgeralds-brand casino and hotel in Tunica County, Mississippi (Fitzgeralds Tunica) and a Fitzgeralds-brand casino in Black Hawk, Colorado (Fitzgeralds Black Hawk). Majestic also manages for Barden Development, Inc., its parent company, a casino and hotel in downtown Las Vegas ("Fitzgeralds Las Vegas"). As of December 31, 2004, the casinos that Majestic owns and manages collectively contained approximately 4,496 slot machines, 119 table games and 1,145 hotel rooms.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include the words, "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, the availability and adequacy of our cash flow to meet our debt requirements; changes in our financial condition that may cause us to not be in compliance with our debt covenants, and thus causing us to be in default, requiring a payment acceleration on the debt obligations outstanding; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; increased competition in existing markets or the opening of new gaming jurisdictions; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; other adverse conditions, such as adverse economic conditions in the Company's markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; the risk of our joint venture partner, Trump Indiana, Inc., not making its lease payments when due in connection with the parking facility in Gary, Indiana or to fund the joint

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venture; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed in our filings with the Securities and Exchange Commission.